Exhibit 10.19

June 3, 2005

Mr. Kevin L. Brown
1747 Cypress Point Court
Ann Arbor, MI  48108

Dear Kevin:

I am pleased to confirm your appointment as Chief Financial Officer for Harman International effective July 1, 2005.  In this capacity, you will report directly to me as Chief Executive Officer of Harman International.  You will be based in our Washington, D.C., office.

The package of salary and benefits we discussed is as follows:

          ●           Annual base salary of $400,000 subject to review on September 1, 2006;

          ●           Your bonus opportunity will increase to the 45% target level from your current
                        35% level beginning with the Fiscal 2006 year;

          ●           You will be provided a company car on the same basis as executives at similar levels within the corporation.  All expenses related to use of the car will be picked up by the Company.  Imputed income for any personal use will be calculated in accordance with IRS guidelines.

          ●           Harman will cover the cost of packing and moving your household goods to your new residence;

          ●           You will receive a one-time bonus of $130,000, paid at your discretion, to facilitate the relocation of your residence from Michigan to the D.C. area;

          ●           You will be eligible for a stock option award consistent with your new position at the time of the next general grant.

From commencement in this role, either you or the Company may terminate your employment at any time, with or without cause or reason.  However, should Harman terminate your employment before June 30, 2008, you will continue to receive salary and benefit payments for a period of one year or until such earlier date as you accept other employment including self-employment.  No severance payment will be made if your employment is terminated as a result of job-related illegal misconduct.  Any dispute concerning your termination and/or contents of this agreement shall be resolved by mutual agreement or in accordance with the procedures of the American Arbitration Association.  The laws of the District of Columbia shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.  Your acceptance of this offer violates no agreements or arrangements with other individuals or corporations.  Please sign and return the original of this letter.  You should retain one copy of this letter for your files.

June 3, 2005

I look forward to your participation and contribution as a member of the senior management team of the Company.

Sincerely,

/s/ Bernard Girod
Bernard Girod
Vice Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Kevin L. Brown                                                  6/9/05
Kevin L. Brown                                                       Date